Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        ETERNAL TECHNOLOGIES GROUP, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                              62-1655508
-------------------------------------                      ---------------------
(State or other jurisdiction                                (IRS Employer
         of incorporation)                                 Identification No.)

Suite 04-06, 28/F Block A. Innotech Tower,
235 Nanjing Rd. Heping
District, Tianjin, PRC 300100                                   300052
-----------------------------                          -------------------------
(Address of Principal Executive Offices)                       (Zip Code)

                             2006 Stock Option Plan
                              2006 Stock Grant Plan
                    Registration of 800,000 shares previously
                             issued as compensation

                                                           Copy to:
                                                         Hank Vanderkam
Incorp Services, Inc.                                    Vanderkam & Associates
3155 E. Patrick Lane #1                                  1301 Travis, #1200
Las Vegas, NV 89120                                      Houston, Texas 77002
(702) 866-2500                                          (713) 547-8900
----------------------------
(Name, address and telephone
number of agent for service)

Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.


                                      CALCULATION OF REGISTRATION FEE
================================ =============== =================== ===================== ================

                                                  Proposed maximum     Proposed maximum       Amount of
          Title of securities     Amount to be   offering price per   aggregate offering    registration
           to be registered        registered         share (1)              price               fee
-------------------------------- --------------- ------------------- --------------------- ----------------

Common Stock, $.001 par value    4,400,000                    $0.62             2,728,000           291.90
================================ =============== =================== ===================== ================

(1) This Registration Statement covers (i) 3,000,000 shares of Common Stock (the "Common Stock"), $0.001 par value per share, of Eternal Technologies Group, Inc. ("Eternal")(the "Registrant") issuable pursuant to the 2006 Stock Option Plan (the "2006 Option Plan") (ii) 600,000 shares of Common Stock issuable pursuant to the Eternal Technologies Group, Inc. Stock Compensation Plan and (iii) the registration of 800,000 shares previously issued as compensation. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the closing price as reported on the Nasdaq Electronic Bulletin Board on November 27, 2006 under the symbol "ETLT".

This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of the Company. This reoffer prospectus relates to up to 3,000,000 shares of Common Stock under the Stock Option Plan
(ii) 600,000 shares of Common Stock under the 2006 Compensation Plan, that have been or may be issued to certain officers and employees directors of the Company pursuant to the Plan and (iii) 800,000 shares that have been previously issued to employers as compensation. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of the Agreement, and the 2006 Stock Option Agreement.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION

            The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Eternal Technologies Group, Inc., Suite 04-06, 28/F Block A. Innotech Tower, 235 Nanjing Rd.Heping District, Tianjin, PRC 300100: attention Wei Jianhseng.

         The resale prospectus referred to above follows this page.
                                       2

                                   PROSPECTUS


                        ETERNAL TECHNOLOGIES GROUP, INC.
                        4,400,000 SHARES OF COMMON STOCK
                          (par value $0.001 per share)



This prospectus relates to up to 4,400,000 shares (the "Shares") of common stock, par value $0.001 per share, of Eternal Technologies Group, Inc., a Nevada corporation (the "Company" or "Eternal") which may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders") who have acquired or will acquire such Shares pursuant to stock options and stock grants issued or issuable under the (i) the 2006 Stock Option Plan dated October 12, 2006; (ii) the 2006 Stock Compensation Agreement dated October 15, 2006 collectively referred to herein as the "Plans" and 800,000 shares previously issued to various employees as compensation.

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he or she may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See "Plan of Distribution." All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder (or their donees and pledgees).

      Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

      Our common stock is quoted on the OTC Bulletin Board Service under the symbol "ETLT.OB" On November 16, 2006, the average of the bid and ask closing price of our common stock was $0.555 per share.


      See "Risk Factors" on page 3 hereof for a discussion of certain factors that should be carefully considered by prospective purchasers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 27, 2006.

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "the Company," "Eternal," "we" or "us" refer to Eternal Technologies Group, Inc.

                                TABLE OF CONTENTS

                                                                Page
                                                                  4
RISK FACTORS

FORWARD-LOOKING STATEMENTS                                        7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   7

COMPANY OVERVIEW                                                  8

USE OF PROCEEDS                                                  11

SELLING STOCKHOLDERS                                             11

DESCRIPTION OF SECURITIES                                        13

PLAN OF DISTRIBUTION                                             13

WHERE YOU CAN FIND MORE INFORMATION                              15

INTERESTS OF NAMED EXPERTS AND COUNSEL                           15


                                  RISK FACTORS

      Prospective purchasers of the common stock should consider carefully the following risk factors relating to the business of the Company, together with the information and financial data set forth elsewhere in this prospectus or incorporated herein by reference, prior to making an investment decision. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                            RISKS RELATED TO ETERNAL

         An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

Risks Related to Our Financial Condition and Our Business

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations

         Our future success will depend in substantial part on the continual service of our senior management including Mr. Ji Jun Wu, our Chairman and Mr. Jian Sheng Wei, our Chief Executive Officer. The loss of the services of either of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support, financial, accounting and managerial personnel. Because of the rapid growth of the economy in China, competition for qualified personnel in Beijing and Tianjin is intense. If we cannot retain our key personnel or attract, assimilate or retain qualified personnel in the future, our business operations could be disrupted.

We May Lose Any Technological Advantage Because Biotechnology Changes Rapidly

         The biotechnology field, is characterized by rapid technological progress and intense competition. As a result, we may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with our existing and our proposed products. It is possible that competitors could acquire or develop technologies that would render our technologies obsolete or noncompetitive. If we cannot access the same technologies at an acceptable price, or at all, our business operations could be disrupted.

         Likewise, the medical equipment field is also characterized by rapid technology changes and intense competition. As a result, we may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with our existing and our proposed products. It is possible that competitors could acquire or develop technologies that would render our technologies obsolete or noncompetitive. If we cannot access the same technologies at an acceptable price, or at all, our business operations could be disrupted.

Risks Related to Operations in China

         Substantially all of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China's Economic, Political and Social Conditions, as Well as Government Policies, could Affect our Business

         While China's economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations which presently gives us a tax holiday.

         The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. Still a substantial portion of productive assets in China are owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Government Control of Currency Conversion may Adversely Affect our Operations and Financial Results

         We receive substantially all of our revenues in Renminbi, which is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

o payment for equipment and materials purchased offshore; including embryos and

Fluctuation of the Renminbi Could Materially Affect our Financial Condition and Results of Operations

On January 1, 1994, the PRC government introduced a single rate of exchange of Renminbi ("Rmb") against United States Dollar ("US$") as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). On July 21, 2005, Rmb was revalued from Rmb 8.28 to Rmb8.11 for US$1 following the removal of the peg to the US dollar and pressure for the United States. The Peoples Bank of China also announced that the Renminbi would be pegged to a basket of foreign currencies, rather then being strictly tied to the US dollar and would trade within a narrow 0.3% band against this basket of currencies, which is dominated by the US dollar, Euro, Japanese Yen and South Korean Won, with a smaller proportion made up of the British pound, Thai Baht and Russian Ruble. No representation is made that the Rmb amounts have been, or could be, converted into US$ at that rate. This quotation of exchange rates does not imply free convertibility of Rmb to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

The PRC Legal System has Inherent Uncertainties that Could Limit the Legal Protections Available to You

         Substantially all of our assets and operations are in China and our principal operating subsidiaries are organized under the laws of China. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

The admission of China into the World Trade Organization could lead to increased foreign competition

     As a result of China becoming a member of the WTO, import restrictions on both agricultural products and pharmaceuticals are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign products and therefore lead to increased competition in the domestic agricultural products and pharmaceuticals markets.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements, including information about or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe," "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any or all of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based upon actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to update publicly or revise any of these forward-looking statements.

      These and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our planned effort to redeploy our assets and use our cash and cash equivalent assets to enhance stockholder value following the sale of substantially all of our electronic commerce business, which represented substantially all of our revenue generating operations and related assets, and the risks and uncertainties set forth in the section headed "Risk Factors" of this prospectus. The Company cannot guarantee its future performance.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.
         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB through the fiscal quarter ended September 30, 2006

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 1.  DESCRIPTION OF BUSINESS

General

Eternal Technologies Group, Inc. is engaged in agricultural genetics and medical equipment manufacturing and distribution operating in the People's Republic of China. We focus on the development and application of advanced animal husbandry techniques to produce improved food products, the development, manufacturing and marketing of medical equipment and technologies used in the detection and prevention of breast cancer in humans.

Our agricultural genetics/animal husbandry operations are concentrated in the application of advanced embryonic biotechnology techniques with the objective being to shorten the development time for animal development resulting in increased output and profitability and reduced use of animal feed. Since 2000, we have utilized our advanced breeding techniques and marketed fine bred animal embryos, breeding stock and breeding services to develop larger, stronger and healthier sheep. In the fourth quarter of 2003, we began the production and sale of lamb meat and began application of our advanced breeding techniques to the breeding of higher-yielding purebred Holstein dairy cattle.

Our development, manufacturing and marketing of medical equipment and medical technologies are focused in the development of breast cancer detection technology with the objective of earlier detection. The Company manufactures a device which , if widely accepted, could substantially decrease the costs and therefore increase the availability of breast cancer detection in many areas in Asia. We entered this industry in October of 2005 with the acquisition of the assets of E-Sea Biomedical Engineering Co. International, Ltd.

Our principal executive offices are located at Suite 04-06, 28/F Block A. Innotech Tower, 235 Nanjing Rd.Heping District, Tianjin, PRC 300100 and our telephone number is 011-86-22-2721-7020.

History and Development of the Company

Our operations are conducted through our wholly-owned subsidiaries, Eternal Technology Group Ltd. ("Eternal - BVI"), a British Virgin Islands company, and its subsidiaries and E-Sea Biomedical Engineering Co. International Ltd., also a BVI company.

We acquired Eternal - BVI in December 2002 (the "Reorganization"). Under the terms of the Exchange Agreement, we issued 22,050,000 shares of our common stock to the shareholders of Eternal Technologies - BVI in exchange for all of the issued and outstanding shares of Eternal - BVI. In conjunction with the Reorganization our common shares were reverse split on a one (1) for six (6) basis and we changed our name from Waterford Sterling Corporation to Eternal Technologies Group, Inc., ("Eternal") We ceased our prior operations and caused the officers and directors of Eternal Technologies - BVI to be appointed as the officers and directors of Eternal in place of the pre-Reorganization officers and directors. As a result of the Reorganization, we adopted as our primary business the operations of Eternal - BVI and the shareholders of Eternal - BVI acquired approximately 85% of our post-Reorganization outstanding shares.

Eternal - BVI was incorporated in the British Virgin Islands in March 2000. In May 2000, Eternal - BVI acquired 100% of Willsley Company Limited. Willsley is a holding company that owns 100% of Inner Mongolia Aershan Agriculture & Husbandry Technology Co., Ltd. ("Aershan Agriculture"). Aershan Agriculture owns a cattle herd, conducts breeding operations and owns a farm in Innner Mongolia which it leases to a Chinese company for approximately $572,000 per year.

As of the fourth quarter of 2005 we acquired certain assets, subject to certain liabilities of E-Sea Biomedical Engineering Co. International, Ltd. E-Sea's principal activities are the manufacture, sale and licensing of medical devices used to detect breast cancer.

Our current agricultural operations are focused on developing superior livestock breeds in order to improve the quality and yield of livestock in China as well as the profitability of livestock operations. We initially imported embryos from Australia and the United States, but are utilizing our facilities and expertise to develop a herd of "carrier animals" to produce a domestic supply of embryos, hereby eliminating our dependence on third party foreign embryo suppliers and reducing the cost of embryos. Under this program, we transfer fine-breed sheep and dairy cattle embryos into recipient animals and sell the pregnant animals to customers with the offspring serving as breeding or commercial stock.

We utilize our fine-breed livestock embryos and our breeding and biotech expertise to offer a range of livestock breeding services and products, including sale of embryos, artificial insemination and embryo transplant services, both at our facilities and on-site, and related products and services designed to improve production, quality and profitability of Chinese livestock operators.

In late 2003, we began implementation of a mutton production and sale program focused on the processing and sale of mutton from our higher yielding, higher quality genetically engineered stock. Because of changes in government relations to plowing in Inner Mongolia, we have concluded that we have impediments to the ongoing economic use of our farm for grazing. Accordingly, we have leased the farm to a Chinese firm for fifteen years. This firm intends to raise trees for lumber on the property.

Our current medical operations are centered around E-Sea and expanding our market in China, both through the sales of our medical detection devices and leasing them on a per usage basis. We are also exploring acquisitions to expand and complement the E-Sea line of medical equipment.

Historically, our business has been highly seasonal with nearly all of our revenues being generated in the fourth quarter. While our business will remain seasonal it should be less cyclical in the future because of the sale of lamb meat, embryo transfers to dairy cattle and the acquisition of E-Sea thereby making our overall business less seasonal.

Medical Equipment Operations E-Sea

The Company manufactures and sells a medical device known as a "Three-operator Mammary Gland Detecting System." This device is used to examine persons and detect early stage breast cancer. The Company anticipates wide acceptance of this product as it is a low cost alternative to expensive and often times unavailable mammography.

Facility. The company manufactures and sells the medical equipment from a facility in Shenzhen, PRC. The facility is approximately nine-thousand square feet and contains manufacturing machinery, workspace, and administrative offices.

Marketing. Our senior management team handles sales and marketing for our medical equipment products. Our management team communicates with medical service providers, clinics and other institutions to assure that potential clients are aware of our product and the product capabilities. We may evaluate the adoption of more formal marketing, advertising and sales programs as necessary in the future.

Potential Acquisitions

We intend to evaluate various potential acquisitions of companies and facilities in order to expand the scope of our operations and accelerate our growth. Specifically, we intend to evaluate the acquisition of companies or facilities to provide feedlot, dairy processing, slaughterhouse and meat processing, animal fattening and similar capabilities. However, there are no current agreements to purchase any companies or facilities.

Competition

Both the agriculture and medical industries are highly competitive. While animal genetics is a relatively new field in China several large foreign companies such as Smithfield Foods, Inc. of the United States and Sumitomo Corporation of Japan have entered the market and compete with us in the development and delivery of advanced animal husbandry products and services. Likewise in the medical device field, companies such as Siemens and General Electric have entered the market and competed with us. These companies have a substantial advantage due to their size and the name recognition each enjoys.

Increased competition in the agriculture industry could have a material adverse effect on us, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.

Intellectual Property

There can be no assurance that third parties will not assert intellectual property infringement claims against us in the future with respect to current or future products and technologies. We are responsible for defending against charges of infringement of third party intellectual property rights by our actions and products and such assertion may require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of our patents.

Our adherence to industry standards with respect to our products limits our opportunities to provide proprietary features that may be protected. In addition, the laws of various countries in which our products may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States of America.

Governmental Regulation

Our business and the agriculture industry in general is subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

The Chinese regulatory scheme, in general, and the regulation of the agriculture and medical equipment industries in particular, is not well defined and is subject to substantial uncertainty. With China's entry in the WTO, China has implemented numerous changes to its existing laws and regulations.

Chinese laws impacting our animal husbandry operations relate primarily to health and safety regulations covering food products and environmental regulations covering waste products and other land use regulations. Food product regulations generally govern the safety of products in the food chain and the handling of those products. We believe that we are in compliance with all existing food and environmental regulations applicable to our animal husbandry operations. Because many of those regulations are new and evolving, we must continually monitor the interpretation, enforcement and modification to those regulations to assure ongoing compliance.

Our medical equipment operations are subject to extensive regulation by the Chinese government and, to the extent that we may market our pharmaceutical products outside of China, other governments. Chinese medical equipment regulation is evolving and subject to much uncertainty. Under current regulations, the Chinese equivalent of the United States Food And Drug Administration is responsible for monitoring, and promulgating regulations with respect to, the review of clinical safety and efficacy trial, market approval of equipment and effectiveness claims, manufacturing practices, and similar matters. Failure to comply with market rules could result in fines, penalties or other adverse consequences.

Employees

As of December 31, 2005, we had 68 full-time employees, including employees performing administrative functions and animal husbandry services and farming functions. Third parties perform bioscience research and related services on a contract basis. The employees are not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by any such agreement.

                                 USE OF PROCEEDS

The Company will not realize any proceeds from the sale of the common stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the options will be exercised.

                              SELLING STOCKHOLDERS

      This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the Plans. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

      Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the Commission. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

      Each of the Selling Stockholders is an employee or director of the Company. The following table sets forth:

* the name and principal position or positions over the past three years with the Company of each Selling Stockholder; * the number of shares of common stock each Selling Stockholder beneficially owned as of November 15, 2006; * the number of shares of common stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and
 * the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plans and registered under this Registration Statement.

      There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is Suite 04-06, 28/F Block A. Innotech Tower, 235 Nanjing Rd.Heping District, Tianjin, PRC 300100.

    Name of Seller         Relationship to the Company Number of Shares    Shares to be    Number of Shares to
    --------------         ---------------------------                                       be Beneficially
                                                         Beneficially                        Owned After the
                                                          Owned (1)          Sold (2)           Offering
                                                         ---------          --------           --------

Jijun Wu                                                 1,810,000           30,000          1,780,000
                        Chairman of the Board
Jiansheng Wei           President, Chief Executive         683,000           30,000            653,000
                        Officer and Director
Zheng Shen              Chief Financial Officer             -                30,000                 -
Yuguo Chang                                                 -                30,000                 -
                        Director
Mike Zhang              Director                            -               100,000                 -
Kemei Wu                Employee                            -               120,000                 -
Wengui Yao              Employee                            -               120,000                 -
Shitian Wang            Employee                            -                90,000                 -
Yuan Tian               Employee                            -                90,000                 -
Chunrui Yang            Employee                            -                30,000                 -
Shengli Han             Employee                            -                90,000                 -
Liming Ou               Employee                            -                30,000                 -
Tielian Liu             Employee                            -                30,000                 -
Hongcui Yu              Employee                            -                60,000                 -
Zuwu Peng               Employee                            -                30,000                 -
Zhong Luo               Employee                            -                30,000                 -
Chun Yang               Employee                            -                30,000                 -

                                       11

Yongkang Lin            Employee                            -                20,000                 -
Yuanfang Nie            Employee                            -                20,000                 -
Wenjin Ding             Employee                            -                20,000                 -
Wenping Zhang           Employee                            -                20,000                 -
Zhizhang Li             Employee                            -                20,000                 -
Detian Zhang            Employee                            -                20,000                 -
Wenyuan Liao            Employee                            -                20,000                 -
Kun Chen                Employee                            -                20,000                 -
Kexin Guo               Employee                            -                20,000                 -
Youlan Xian             Employee                            -                20,000                 -
Yongxiang Dong          Employee                            -               100,000                 -
Xin Wang                Employee                            -               100,000                 -
Zhiwei Lin              Employee                            -                80,000                 -
Qiang Li                Employee                            -                80,000                 -
Qiquang Zheng           Employee                            -                80,000                 -
Baoxin Tian             Employee                            -               120,000                 -
Zhenyu Qin              Employee                            -                60,000                 -
Xuefeng Xing            Employee                            -                50,000                 -
Xiaoguo Wang            Employee                            -                80,000                 -
Chucheng Gong           Employee                            -                50,000                 -
Huaan Zhang             Employee                            -                50,000                 -
Peng Zhang              Employee                            -                80,000                 -
Yuhuang Ye              Employee                            -                50,000                 -
Hong Jiang              Employee                            -                30,000                 -
Dejin Wen               Advisor                             -               250,000                 -
Wenfang Wu              Advisor                             -                60,000                 -
Anguo Lv                Advisor                             -                30,000                 -
Hongling Liu            Advisor                             -               100,000                 -
Wei Zhang               Advisor                             -               100,000                 -
Yi Mu                   Advisor                             -                80,000                 -
Shenming Zheng          Advisor                             -                30,000                 -
Jianhui Tian            Advisor                             -                30,000                 -
Tian Zhou               Advisor                             -                30,000                 -
Danzhong Zhao           Advisor                             -                50,000                 -
Qian Cao                Advisor                             -                60,000                 -
Juanhong Sun            Advisor                             -               100,000                 -
Bai Cai                 Advisor                             -               100,000                 -
Shida Zhang             Advisor                             -               200,000                 -
Jie Zhong               Advisor                             -               200,000                 -
Jinping Feng            Advisor                             -               150,000                 -
Zhuohui Ding            Advisor                             -                50,000                 -
Yulang Zhang            Advisor                             -               600,000                 -


1) Based on share ownership as of November 24, 2006. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

2)         Assume the sale of all shares being registered by this Prospectus.


                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

         As of November 27, 2006, there were 40,567,300 shares of our common stock outstanding.

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      * market transactions in accordance with the rules of the OTC Electronic Quotation Service or any other available markets or exchanges;

      * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      * block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      * an exchange distribution in accordance with the rules of the applicable exchange;

      *     privately negotiated transactions;

      *     short sales entered into after the date of this prospectus;

      * through the writing or settlement of options or other hedging \ transactions, whether through an options exchange or otherwise;

      *     distributions to the partners and/or members of the Selling
Stockholders;

      * redemptions or repurchases of interests owned by partners and/or members of the Selling Stockholders;

      * broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      *     a combination of any such methods of sale; and

      *     any other method permitted pursuant to applicable law.

      In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Pink Sheets Electronic Quotation Service or any other available markets or exchanges.

      The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. Please call 1-800-SEC-0330 for further information on the operation of the Commission's Public Reference Room.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "ETLT.OB."

      With respect to our common stock, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

      You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than our common stock to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Eternal common stock offered by this prospectus will be passed on by Vanderkam & Associates, as counsel to Eternal. Hank Vanderkam, Vanderkam & Associates has been granted 250,000 options under the Plan. In addition to these shares, Mr. Vanderkam also owns 819,876 shares of the Company's common stock.

                                RESALE PROSPECTUS

                        ETERNAL TECHNOLOGIES GROUP, INC.

               Shares of Common Stock, par value $0.001 per share

                                November 27, 2006

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                     PART II
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Articles of Incorporation, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall have the power to indemnify its officers and directors to the extent permitted by Nevada law. Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, for the receipt of illegal remuneration or if the director received a benefit in money, property or services to wich the director is not legally entitled. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

         The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

                       EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

                                    EXHIBITS

  4.1  2006 Stock Option Plan
  4.2  2006 Stock Compensation  Plan
  5.1 Opinion and consent of Vanderkam & Associates re: the legality of the shares being registered
  23.1 Consent of Vanderkam & Associates (included in Exhibit 5.1)
  23.2 Consent of Ham Langston & Brezina LLC

                                  UNDERTAKINGS

   (a) The registrant hereby undertakes:

            (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
            (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
            (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tianjin, PRC on the 27th day of November, 2006.

                        ETERNAL TECHNOLOGIES GROUP, INC.


                          By: /s/ JiJun Wu
                             ---------------------------------
                               JiJun Wu, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures          Title                      Date


/s/ Wu JiJun                                   November 27, 2006
------------
Wu JiJun            Chairman and Director

/s/ Wei Jiansheng                              November 27, 2006
 ----------------
Wu JiJun            CEO and Director

/s/ Zhu Shien
Zhu Shien            Director                  November 27, 2006

/s/ Yuguo Cheng
Yuguo Cheng          Director                  November 27, 2006


/s/ Genchang Li
Genchang Li          Director                  November 27, 2006


/s/ Shicheng Fu
Shicheng Fu          Director                  November 27, 2006


/s/ Mike Zhang       Director                  November 27, 2006
--------------
Mike Zhang

                        ETERNAL TECHNOLOGIES GROUP, INC.
                               OPTION PLAN OF 2006
                (Passed by Board of the Company on 17 July 2006)
                          (Effective October 12, 2006)


1 amount of issuing shares
The company will issue up to 3,000,000 free trading shares which shall be purchased by the qualified people. 2 the qualification of purchasing shares for staff
         (1) The staff and employees, who have worked in the company or subsidiaries for at least one year (joined the company before August 25th, 2005), have right to join the option plan.
         (2) Members staying in the board of directors above one year, consultants, experts, scholars, and the staff working in foreign office of the company have the right to join the option plan. 3 the principal of holding a share Staff shall voluntarily purchase shares in range and account according to this plan, and pay by cash in set time. 4 allocations of rated shares
         (1) Directors, consultants, experts serving for company, scholars (including direct relatives) shall purchase shares worth at most US$60,000.
         (2) Senior management staff shall purchase shares worth at most US$80,000.
         (3) Junior or below management staff shall purchase shares worth at most US$50,000.
         (4) Another staff and employees shall purchase shares worth at most US$30,000.
         (5) If the mounts of registering exceed the total of rated shares, the company shall reduce in proportion.

5 Staffs shall go to Finance Department to register before 31 July 2006.
6 The price of issuing will be priced according to 90% of average closing price of ten transaction days before the shares are issued.
7 payments After the share is priced, staff shall pay to Finance Department according to the situation of overall arrangement. The periods of payment are three days (not postponing on weekend or holiday). If staff shall not pay in set date, they will be regarded as abandoning the right of purchasing shares.
8 the voucher of payment The voucher of payment with seal of the company is regarding as the formal receipt. After the formal shares are issued, staff shall exchange the receipt for the share.
9 The expenses concerning the execution of issuing shares are defrayed by the company. The cash which is exchanged by shares will belong to the capitals of company.
10 The right to interpretation of this plan is authorized by the board of the company.

                        ETERNAL TECHNOLOGIES GROUP, INC.

                          2006 STOCK COMPENSATION PLAN



         1. Purpose. The purpose of this Eternal Technologies Group, Inc. 2006 Compensation Plan ("Plan") is to encourage ownership of common stock, $.001 par value ("Common Stock"), of Eternal Technologies Group, Inc., a Nevada corporation (the "Company"), by eligible employees, consultants and directors of the Company and its Affiliates and to provide an incentive for such employees, consultants and directors who render services to exert maximum effort for the business success of the Company and strengthen the identification of employees, consultants and directors with the shareholders.

         2. Administration.

                  2.1 Administration by the Board or the Compensation Committee. This Plan shall be administered by the Board of Directors (the "Board") unless the Board establishes a committee comprised of one or more of its members to carry out such administration, in which case administration of the Plan shall be by a Compensation Committee (the "Committee") designated by the Board of the Company, which shall also designate the Chairman of the Committee.

                  2.2 Board or Committee Action. The Board, or the Committee as appropriate, shall hold its meetings at such times and places as it may be determine. A majority of the members of such Board or Committee shall constitute a quorum, and all determinations of the Board or Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully effective as if it had been made by a majority vote of its members at a meeting duly called and held. The Board or Committee may designate the Secretary of the Company or other Company employees to assist the Board or Committee in the administration of this Plan, and may grant authority to such persons to execute award agreements or other documents on behalf of the Board or the Committee and the Company. Any duly constituted committee of the Board satisfying the qualifications of this
Section 2 may be appointed as the Committee.

                  2.3 Expenses. All expenses and liabilities incurred by the Board or the Committee in the administration of this Plan shall be borne by the Company. The Board or the Committee may employ attorneys, consultants, accountants or other persons.


         3. Stock Reserved. The aggregate number of shares of Common Stock that may be optioned under this Plan is 600,000. The shares subject to this Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for compensation for such purpose. Any of such shares which may remain unallocated at the termination of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan or the termination of the last of the compensation grants under this Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan.

         4. Eligibility. The persons eligible to participate in this Plan as a recipient of the stock compensation shall include only employees, consultants and directors of the Company or its Affiliates at the time the compensation award is granted. An employee director or consultant who has been granted compensation shares hereunder may be granted additional shares, if the Board or the Committee, as appropriate, shall so determine.

         5. Grant of Compensation Shares.

                  The Board or Committee, as appropriate, shall have sole and absolute discretionary authority (i) to determine, authorize, and designate those employees, consultants and directors of the Company or its Affiliates who are to receive compensation shares under this Plan and, (ii) to determine the number of shares of Common Stock to be covered by such grants.

         6. Compliance With Other Laws and Regulations. This Plan and the grant of compensation shares thereunder, and the obligation of the Company to deliver shares under such compensation grants shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

         7. Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any compensation shares granted under this Plan.

         8. No Right to Employment. Employees shall be considered to be in the employment of the Company so long as they remain employees of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined by the Board or the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon the Employee issued compensation shares the right to continue in the employ of the Company or its Affiliates, nor shall anything contained herein be construed or interpreted to limit the "employment at will" relationship between the Employee and the Company or its Affiliates.

         9. Liability of Company for Non-Issuance of Shares and Tax Consequences. The Company and any Affiliates that are in existence or hereafter come into existence shall not be liable to a Grantee of Compensation shares or other persons as to the non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder.

         10. Effectiveness and Expiration of Plan. This Plan shall be effective on the date of adoption by the Board.

         11. Non-Exclusivity of this Plan. The adoption by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

         12. Governing Law. This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Nevada and applicable federal law.

                  IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by directors of the Company, Eternal Technologies Group, Inc. has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 12 day of October, 2006.


                                         ETERNAL TECHNOLOGIES GROUP, INC.


ATTEST:

                                        By:___________________________
________________________________        Name:  Jijun Wu
Zhai Rui, Secretary                     Title: Chairman

                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                               713-547-8900 phone
                             713-547-8910 facsimile

                                November 27, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Eternal Technologies Group, Inc.
            Registration Statement on Form S-8

Gentlemen:

      We have acted as special counsel to Eternal Technologies Group, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company under the Securities Act of 1933, as amended, of an aggregate of 4,400,000 shares (the "Shares") of the Company's common stock (the "Common Stock"), $0.001 par value per share, pursuant to (i) the Company's 2006 Stock Option Plan 3,000,000 shares (ii) the 2006 Stock Compensation Plan (600,000 shares) collectively referred to herein as the "Plans" and (iii) 800,000 shares previously issued to various employees as compensation.

      We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We have relied, without independent investigation, upon a certificate from the Company's Chief Executive Officer as to certain factual and other matters including that the number of shares which the Company is authorized to issue in its Certificate of Incorporation, as amended, exceeds by at least the number of shares which may be issued in connection with the Plans, the sum of (i) the number of shares of the Company's Common Stock outstanding, (ii) the number of shares of the Company's Common Stock held as treasury shares, and (iii) the number of shares of the Company's Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purposes), and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Company will cause certificates representing Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the due and proper issuance of such Shares. We have assumed for purposes of this opinion that options issued under the Plans, the Shares issuable upon exercise of such options and Shares issued pursuant to the 2006 Stock Compensation Plan and the 800,000 shares previously issued have been duly authorized by all necessary corporate action on the part of the Company and such options and Shares of restricted stock have been duly authorized and granted under the Plans. We express no opinion regarding any shares reacquired by the Company after initial issuance.

We are members of the Bar of the State of Texas and are not admitted to practice law in any other jurisdiction. We do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Nevada, and laws of the United States of America.

      Subject to the limitations stated in this letter, and subject further to the following limitations, it is our opinion that the Shares issued or issuable by the Company, under and in accordance with all of the provisions of the Plans, will, upon delivery thereof and receipt by the Company of all and adequate consideration owed to the Company therefor (assuming such consideration exceeds the par value therefor), be validly issued, fully paid and non-assessable.

      The foregoing assumes that the aforesaid Registration Statement will become and remain effective under the Securities Act of 1933, as amended, prior to any offering of the Shares pursuant to the terms thereof and will be amended, as appropriate, and that there will be compliance with all applicable state securities laws in connection with the offering of such securities, as well as compliance with the terms of the offering set forth in the Registration Statement.

      This opinion is rendered solely for your benefit and may not be relied upon by any other person or entity. This opinion is provided to you as of the date hereof. We undertake no, and hereby disclaim any obligation to advise you of any change in any matter set forth herein. Without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

      We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                 Very truly yours,


                                 /s/ Vanderkam & Associates

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM




As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 6, 2005, except for the effect of the matters discussed in Note 20 as to which the date is May 19, 2006, relating to the consolidated financial statements of Eternal Technologies Group, Inc. which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and to all references to this firm included in such Registration Statement.


                                     /s/ Thomas Leger & Co. LLP

                                     Thomas Leger & Co. LLP




Date: November 21, 2006

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM




Eternal Technologies Group, Inc. and Subsidiaries
Suite 04-06, 28/F Block A
Innotech Tower, 235 Nanjing Road
Heping District, Tianjin, PRC 300100


As the Registrant's independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated May 18, 2006 relating to the financial statements of Eternal Technologies Group, Inc. and Subsidiaries which appears in the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 and to all references to our Firm included in this Registration Statement on Form S-8.




                                          /s/ Ham Langston & Brezina LLC
                                          Ham Langston & Brezina LLC




Date: November 22, 2006
Houston, Texas